UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2024
Couchbase, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40601	26-3576987
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3250 Olcott Street Santa Clara, California 95054
(Address of principal executive offices, including zip code)
(650) 417-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value per share	BASE	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On February 7, 2024, Couchbase, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”), by and between the Company, as borrower, and MUFG Bank, Ltd., as lender (the “Lender”). The Loan Agreement provides for a three-year senior secured revolving loan facility in an aggregate principal amount of up to $25.0 million, including a letter of credit sublimit of up to $5.0 million. The revolving loan facility contains an uncommitted accordion feature pursuant to which the revolving loan facility may be upsized $25.0 million, for an aggregate facility not exceeding $50.0 million. The loans available under the revolving loan facility were undrawn on the closing date. Proceeds of any revolving loan may be used for general business purposes. The Loan Agreement is intended to replace the similar credit facility the Company previously had in place with Silicon Valley Bank and that the Company terminated in June 2023.
Loans under the revolving loan facility accrue interest at a floating per annum rate based on Term SOFR as defined and determined in accordance with the Loan Agreement, plus 3.0% for the applicable interest rate period. Accrued interest on the revolving loan facility will be paid at the end of the applicable interest rate period, but at least every three months. The Company is also obligated to pay other customary fees and expenses, including an unused revolving line facility fee of 0.25% per annum of the average daily unused portion of the revolving loan facility.
The Company may borrow, repay and reborrow funds under the revolving loan facility until the third anniversary of the closing date, at which time the revolving loan facility will terminate and all outstanding revolving loans, together with all accrued and unpaid interest, must be repaid.
The Company’s obligations under the Loan Agreement are secured by substantially all of the assets of the Company, other than, among other things, Intellectual Property (as defined in the Loan Agreement).
The Loan Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its subsidiaries to, among other things, incur debt, grant liens, make acquisitions, suffer changes in control, make investments, make certain dividends or distributions, repurchase or redeem stock, dispose of or transfer assets, and enter into transactions with affiliates, in each case, subject to customary and other agreed limitations and exceptions set forth in the Loan Agreement. The Company is also required to comply with a minimum consolidated adjusted EBITDA covenant, tested quarterly.
The Loan Agreement also contains customary events of default relating to, among other things, certain payment defaults, breaches of covenants, insolvency and bankruptcy defaults, cross defaults with respect to other agreements, and judgment defaults. If an event of default exists, the Lender may require immediate payment of all obligations under the Loan Agreement and may exercise certain other rights and remedies provided for under the Loan Agreement, the other loan documents and applicable law. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Loan Agreement at a per annum rate equal to 2.00% above the applicable interest rate.
The foregoing description of the Loan Agreement is a summary and is qualified in its entirety by the terms and conditions of the Loan Agreement, a copy of which will be filed in the Company’s next quarterly report on Form 10-Q.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUCHBASE, INC.

/s/ Greg Henry
By:	Greg Henry
Title:	Chief Financial Officer (Principal Financial Officer)

Date: February 9, 2024